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EDITED TRANSCRIPT

ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

EVENT DATE/TIME: APRIL 29, 2015 / 2:00PM GMT

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

CORPORATE PARTICIPANTS

Scott Howarth Integrated Silicon Solution, Inc. - President and CEO

John Cobb Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

CONFERENCE CALL PARTICIPANTS

Gary Mobley The Benchmark Company - Analyst

Craig Ellis B. Riley & Co. - Analyst

Christopher Longiaru Sidoti & Company - Analyst

Sachin Shah Albert Fried & Co. - Analyst

Richard Shannon Craig-Hallum Capital Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the ISSI fiscal Q2 2015 quarterly earnings conference call. As a reminder, today’s call is being recorded. (Operator Instructions) At this time, I would like to turn the proceedings over to Scott Howarth. Please go ahead, sir.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Welcome to ISSI’s conference call for the second fiscal quarter, ended March 31, 2015. I am Scott Howarth, President and Chief Executive Officer. With me today is John Cobb, our Chief Financial Officer. Before we proceed, I’ve asked John to comment on the nature of this call and any forward-looking comments that may be made.

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

Thanks, Scott. And good morning. During the course of this conference call we will make projections, comments, and other forward-looking statements regarding future market developments, market share, the future financial performance of the Company, new products, our pending acquisition, or other matters. We want to caution you that such statements are just predictions or opinions.

Actual events or results may differ materially due to fluctuations in the marketplace, delays in developing new products, changes in demand or supply, availability of foundry capacity, competition factors including pricing pressures, adverse developments in the global economy, or our ability to satisfy the conditions to closing, including obtaining stockholder and regulatory approvals and completion of our acquisition.

We refer you to the documents ISSI files from time to time with the SEC, specifically our most recent Form 10-K filed in December 2014, our most recent Form 10-Q filed in February, and our definitive proxy statement filed earlier this week on April 27. These documents contain and identify important factors that could cause our actual future results to differ materially from those contained in our projections, comments, or other forward-looking statements.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Thank you, John. Let me start by reviewing highlights for the March quarter and then provide a brief overview of our end markets. We will close with an update on our pending acquisition by a consortium of investors, led by Summitview Capital.

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

For the fiscal second quarter we reported total revenue of $80.1 million, which was at the low end of our guidance range due to lower than anticipated demand across our end markets as well as reduced flash revenue resulting from the wafer shortage we discussed last quarter.

SRAM and DRAM revenue was $73.2 million, up $300,000 year-over-year, reflecting a $2.9 million increase in DRAM sales partially offset by a $2.6 million decline in SRAM sales. Flash revenue was $5 million, down $1.3 million from the prior quarter. Analog revenue increased $200,000 sequentially to $1.9 million. Gross margin in the March quarter was 35%.

GAAP net income for the quarter was $1.1 million or $0.03 per diluted share. Non-GAAP net income was $5.9 million or $0.18 per diluted share. We ended the quarter with cash and investments of $135.6 million.

Let me now turn to our end markets. In automotive, revenue declined 1.5% sequentially but increased 6.7% year over year as auto infotainment and safety systems growth continued to drive growth of memories in the automotive market. Automotive revenue was again more than 50% of our total revenue. During the quarter, we continued to secure additional new designs in key applications, particularly for driver assistance, satellite radio, Bluetooth, and safety as well as one of our largest dollar-value design wins secured for infotainment system at a current customer. Design wins included applications for our 2-gigabit and 4-gigabit DDR3 solutions, an 8-megabit asynchronous product win, and a large mobile DRAM design win.

Additionally, we are pleased to report our first automotive flash design wins for our new 90-nanometer and 65-nanometer solutions. Sampling and qualification efforts are underway, and we see a number of exciting opportunities in this large new market for ISSI.

As these wins illustrate, we believe our investments to diversify product lines combined with our long-standing leadership in advanced memory solutions has paid off well during the quarter. We also recently announced the first of our new multichip package products, combining our low-power DDR2 memory with our SPI flash, opening additional market opportunity for automotive and industrial customers.

In automotive analog, we are also seeing early signs of progress in penetrating a large and lucrative market. We continue to work closely with customers to design, sample, and qualify our solutions, particularly in lighting and audio applications where we can offer more advanced capabilities and features to meet specific needs. We expect to begin generating additional revenue from these products over the next six to nine months.

Let me now turn to our industrial market. Revenue in the second quarter increased 2% over the prior-year quarter and was effectively flat sequentially. Overall demand remains healthy, as does design activity, leading us to believe we are seeing a short-term pause following several quarters of strong growth in this end market. During the quarter, we won a number of new design wins for our 512-megabit DDR2 solution and 8-gigabit DDR3, our 16-megabit mobile solution, 16- and 64-megabit asynchronous SRAM product and our ECC high-speed asynchronous product.

Industrial customers have shown great interest in our flash products as well as our newest MCP products, which combine flash and DRAM in a single package. We expect to begin generating material revenue on our flash products with industrial customers in the second half of 2015.

In our communications market, revenue improved 2.1% sequentially but remains down 17.6% year over year, reflecting the ongoing lack of infrastructure spending in this market. Despite the continued weakness in this end market, we continue to make significant progress through product expansion and design win activity. During the quarter, we saw a pickup in orders for high-speed synchronous SRAM products for our China networking and wireless infrastructure customers.

Additionally, orders for RLDRAM solutions increased at multiple customers. Most notably, we are pleased to report that we won our first RLDRAM 3 design wins in the quarter, including a tier-one global networking customer. We also continue to expand on RLDRAM 2 design wins as we make further progress on qualification activities. Additional design wins in communications included our QUAD SRAM solution. This market provides a growth opportunity due to the qualification of our newest high-speed QUAD SRAM product lines.

Finally, turning to our consumer market, revenue in the second quarter declined 4.7% sequentially and 13.3% year over year, primarily due to the wafer supply shortage over the past two quarters impacting our flash revenue, which was down $1.3 million to $5 million for the quarter. The transition to the XMC wafer fab is progressing, but the new parts are requiring more time than anticipated for qualification with customers. We

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

already have all 128-megabit and below flash product at XMC at 65-nanometer, 90-nanometer technology, which has helped us in securing a number of design wins, including the automotive design wins I referenced earlier. We are completing a transition process for the remaining low-density products, have made initial shipments from our new foundry partner, and expect volume to begin ramping over the next two quarters.

We have also enacted several cost-down initiatives to enhance our price competitiveness in consumer applications. While the majority of our design wins remain concentrated in Asia currently, we continue to see increasing design win traction for our higher-margin IS logo flash products targeting customers in Japan and Europe. We are also continuing to make progress developing a 45-nanometer flash products and sampled our first HyperRAM device, which we developed in partnership with Spansion.

Analog revenue was $1.9 million, up from $1.7 million in the prior quarter as revenue outside of China again increased this quarter. Our IS logo products achieved strong revenue this quarter and we recorded strong sales of our FxLED products, in particular for gaming accessories. We remain focused on winning additional lighting and audio analog designs with our automotive customers, and we believe we have a robust development pipeline with additional solutions to expand our reach in this market.

Before we turn the call over to John, I want to comment on our progress with a planned acquisition of ISSI by the investor consortium led by Summitview Capital. As previously announced in March, we signed a definitive merger agreement under which the consortium will acquire all the outstanding shares of ISSI for $19.25 per share in cash. The definitive proxy statement has been filed with the SEC. The proxy mailing will begin later this week, and a special meeting of stockholders will be held on June 3. We are working closely with the consortium to complete the regulatory requirements. We expect the filing with the Committee on Foreign Investment in the United States, known as CFIUS, to be made in the next few weeks. We are prepared — we have prepared a restructuring plan for our Taiwan legal entities and have obtained the consortium’s agreement on the plan as contemplated by the amendment to the merger agreement that was signed this week. We currently anticipate that the acquisition will close in the third calendar quarter.

With that, I will now turn the call over to John to review the financial results in more detail.

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

Thank you, Scott. Total revenue in the March quarter was $80.1 million. SRAM and DRAM revenue was $73.2 million. Flash revenue was $5 million, and analog revenue was $1.9 million. SRAM and DRAM revenue was flat with the December quarter. We had a book-to-bill ratio of 1.09 in the March quarter compared to 0.98 in the December quarter. Revenue by market in the March quarter was 51% automotive, 24% industrial, 12% communications, and 13% consumer.

Gross margin was 35% in the March quarter compared to 36% in the December quarter and 34.3% in the year-ago quarter.

GAAP operating expenses were $26.6 million in the March quarter. This compares to $25.1 million in the December quarter and $22.3 million in the year-ago quarter. March quarter expenses included three special items totaling $3 million. Legal expenses related to our litigation with GSI Technology were $1.2 million. Expenses related to our pending acquisition were $1.6 million, and incremental proxy-related expenses were $200,000. We have excluded these expenses from the calculation of our non-GAAP results.

GAAP operating income in the March quarter was $1.4 million compared to GAAP operating income of $4 million in the December quarter and $5.5 million in the year-ago quarter. Non-GAAP operating income in the March quarter was $6.1 million compared to $6.9 million in the December quarter and $7.6 million in the year-ago quarter.

Interest and other income in the March quarter was a net other income of $400,000 compared to $200,000 in the December quarter and $6.4 million in the year-ago quarter, which included $6 million in gains on the sales of Nanya and SMIC shares.

In the March quarter we had GAAP income tax expense of $700,000. This compares to GAAP income tax expense of $900,000 in the December quarter and $2.9 million in the March quarter last year. On a non-GAAP basis, which excludes the non-cash tax expense related to the utilization of previously recorded deferred tax assets, the Company had $500,000 in income tax expense in the March quarter for an effective tax rate of approximately 8.2%. In the December quarter, our non-GAAP tax expense was $600,000 and in the year-ago quarter our non-GAAP tax expense was $400,000.

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

GAAP net income for the quarter was $1.1 million, or $0.03 per share, compared to GAAP net income of $3.2 million or $0.10 per share in the December quarter and $8.8 million, or $0.28 per share, in the year-ago quarter. Non-GAAP net income was $5.9 million, or $0.18 per share, compared to non-GAAP net income of $6.3 million, or $0.20 per share, in the December quarter and non-GAAP net income of $7.4 million, or $0.24 per share, in the year-ago quarter. Our non-GAAP results exclude stock-based compensation, amortization of intangibles related to acquisitions, legal expenses related to our GSI litigation, incremental expenses related to our proxy, and expenses related to our pending acquisition, gains on sale of investments, and non-cash tax expense. A reconciliation of GAAP results to non-GAAP results is provided in our press release.

Now to the balance sheet — we ended the quarter with $135.6 million in cash and short-term investments. Inventory increased $2.7 million from the December quarter end. We currently hold $22.3 million in foundry end-of-life inventory. This inventory is expected to be sold to customers over the next 18 months.

Accounts receivable decreased sequentially by $2.6 million. Days sales outstanding were 55 days in the March quarter compared to 59 days in December. We have 19 million restricted shares of Nanya Technology Corporation held at their original cost of $10.3 million in noncurrent assets. As of March 31, these shares at an estimated market value of $48 million. We expect to be able to sell these shares beginning in fiscal 2016.

We also recently announced an equipment lease agreement with Powerchip Technology Corporation whereby ISSI will purchase approximately $73.5 million in semiconductor manufacturing equipment used in the production of our products and lease the equipment to Powerchip for a period of six years. In return, ISSI will receive not only lease payments but also access to certain technologies, manufacturing capacity, and guaranteed supply of wafers through 2021.

As mentioned in our press release today, we will not be providing quarterly guidance due to the pending acquisition.

With that, I will turn the call back to Scott for final comment.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Thank you, John. As I reported earlier, we are very focused on completing our acquisition by the consortium in the third calendar quarter. We also continue to focus on our long-term goals to diversify and expand our products and global customer base. We look forward to engaging in new opportunities with our customers while providing the high-quality and long-term support they rely upon from ISSI.

With that, we will open the call to questions about our results for the March quarter. Since we are not providing guidance, we will not be taking questions on the June quarter. We will also not be taking questions about the acquisition.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Gary Mobley with Benchmark.

Gary Mobley - The Benchmark Company - Analyst

I just had a question about — I hope all is well. I just had a question about your purchase and leaseback with Powerchip and was most interested in discovering what was the underlying motivation for that. I’m assuming you are trying to secure adequate wafer supply, and thus this is just some sort of modified wafer purchase commitment on your part. But I’m curious also to know how this impacts your P&L specifically on the gross margin.

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Sure, Gary. We have discussed a number of times, I know, in conferences and previously that our biggest risk and concern to the business has been wafer supply. As you know, over the last few years we have seen at least two of our foundries go out of business. So we are really dependent today on two foundries, Powerchip and Nanya. We have good relationships with both. As you know, in the past we made investments in Nanya. We have also done deposits with Powerchip. As we look going forward, we are seeing greater and greater demands being put on Powerchip by other foundry requirements. And we felt it was important that we maintain long-term capacity and security.

So we increased the investment where we effectively are buying equipment and then leasing it to them. And that will give us the guarantees that we need for quite some time. So it really gives us the overall guaranteed to our customers as well, who are designing us in with the assumption that we have long-term capacity in place as well. So it really — it’s a security for us and our customers combined that we can be able to support their business for the long-term.

On the margin side, we really don’t anticipate this to be any change to our margin, as again we will be paying normal market prices for wafers. It just ensures that we have a guaranteed supply.

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

And, Gary, the lease is accounted for as a capital lease. So it will be on our balance sheet as a lease receivable in noncurrent assets. So there won’t be any depreciation, but we will get the implicit interest income, which would be down below operating income. But as Scott said, it would have no impact on our gross margin.

Gary Mobley - The Benchmark Company - Analyst

Okay, thanks for that. I don’t know if you are willing to answer this question. But your stock is at a wider spread now to the takeout price than it was shortly after the merger was announced. Can you give maybe some thoughts as to why that spread now stands at about 5%?

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Actually, no, I can’t.

Gary Mobley - The Benchmark Company - Analyst

Okay, fair enough. Thank you.

Operator

Craig Ellis with B. Riley.

Craig Ellis - B. Riley & Co. - Analyst

Very strong book-to-bill in the quarter, 1.09. Can you provide us with some color on where you saw that, either by your memory market dynamics or by end market dynamics?

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

I would say, at least by end market or product, we continue to see strength in our DRAM, principally. We have seen still some tightness of supply from competitors, so we see strength in the end market. And I would say historically we typically see this quarter with a positive book-to-bill ratio.

Craig Ellis - B. Riley & Co. - Analyst

And the follow-up is a bit different spin on Gary’s question. I know you are not taking questions on the deal, but can you say if post the announcement if any other entities have approached ISSI with potential interest?

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Yes. It’s not something we can comment on. All I can say — that if there was a superior bid the Board would have reviewed it and then made its determination.

Craig Ellis - B. Riley & Co. - Analyst

Thanks, Scott.

Operator

Christopher Longiaru with Sidoti & Company.

Christopher Longiaru - Sidoti & Company - Analyst

I was wondering if you could give us an idea of how inventories trended in the quarter and maybe just a little bit of an idea of how you are seeing that as we move into May here.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

You are talking more channel inventories or —

Christopher Longiaru - Sidoti & Company - Analyst

More — both channel inventories and to some of the guys you do sell directly to.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

So, overall, we have seen inventories remaining at a fairly healthy level still. We really haven’t seen increases. I think, for us, we haven’t changed our lead time. So customers have been able to maintain a fairly effective turns rate for us. So, we are not seeing any buildup of inventory at all. In some cases we are still seeing, as I mentioned earlier, some tightness in supply from competitors.

Christopher Longiaru - Sidoti & Company - Analyst

And then in terms of that book-to-bill, how much of that do you think — the 1.09 is a strong number — is due to tightness of supply and demand growing to fulfill that tightness of supply versus just normal demand outside of some of the shortages?

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Well, part of it we typically see through — at this point we typically see automotive starting to pick up as we head into the build for the new model year. So I would say seasonally we normally see some portion there, so I probably — I don’t know the exact split, but I’d probably lean more toward just a normal more seasonal type of growth, particularly in some of the automotive. And then a little bit could be related to some shortness in supply.

Christopher Longiaru - Sidoti & Company - Analyst

All right. Thanks for the help, guys.

Operator

Sachin Shah with Albert Fried.

Sachin Shah - Albert Fried & Co. - Analyst

So I just wanted to follow-up in the context to some of the regulatory approvals you mentioned — CFIUS, Taiwan plan and amended DMA. But as far as MOFCOM or some of the Chinese approvals, is there an update on that? Was I missing something in regards to those approvals?

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

We provided no update on those. Obviously, that will be part of the process. But we are not going to comment on it at this time.

Sachin Shah - Albert Fried & Co. - Analyst

Okay. And is there any comment on potentially when in the third quarter you are expecting the deal to close? First half, second half of the third quarter?

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

At this time we are not going to be more precise than just the third calendar quarter.

Sachin Shah - Albert Fried & Co. - Analyst

Okay. And is that dependent on some of the Chinese or PRC approvals?

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

It’s dependent on many factors.

Sachin Shah - Albert Fried & Co. - Analyst

Would you mind going over them, if you don’t mind?

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

I’m sorry. We said in Scott’s comments that we weren’t going to answer a lot of questions on the acquisition. So we are not going to go into more detail at this time.

Sachin Shah - Albert Fried & Co. - Analyst

Okay, fair enough. Thank you very much.

Operator

Richard Shannon with Craig-Hallum.

Richard Shannon - Craig-Hallum Capital Group - Analyst

Maybe just a couple for me — I actually wanted to follow up on Gary’s last question regarding reasons why there’s a discount to the offer price. Scott, you said you can’t answer that. Does that mean you don’t have an answer, or you do have an answer but just can’t tell us?

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

I don’t have an answer. I wish I knew why, but I honestly don’t.

John Cobb - Integrated Silicon Solution, Inc. - VP, Finance and Administration and CFO

Richard, I’ll ask you. Do you have an answer?

Richard Shannon - Craig-Hallum Capital Group - Analyst

Not any good one, no.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Yes, I’m in the same boat as you.

Richard Shannon - Craig-Hallum Capital Group - Analyst

Okay. Maybe a couple other just quick questions here. I may have missed some of your prepared remarks on this topic because I was a little bit late to the call. But it seems like automotive was down a little bit here, which would be the first decline in quite some time. I’m curious what’s going on there. Any impacts of currency? Just normal quarterly changes here? Any comments on that, please?

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

We don’t see anything really significant by it. I think it’s just a little bit of a quarterly anomaly. Europe market still seemed healthy for us. I think, if anything, US was a little bit lower. And then you get into specific customer changes as well. So it could be just some model year changes, a variety of other factors. But we don’t really see it as a significant factor.

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

Richard Shannon - Craig-Hallum Capital Group - Analyst

So, as an example, you didn’t see weakness coming from the entire continent of Europe, as an example?

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Correct, we did not.

Richard Shannon - Craig-Hallum Capital Group - Analyst

Okay, fair enough. My last question — well, I guess I’ll see if you are willing to answer this. But noticed your filing a couple days ago with a number of changes including the changes in the termination fees related to the merger here. And it seems like that’s a benefit to ISSI shareholders with their removing the lower termination fee amounts in certain circumstances. It doesn’t seem like ISSI gave up anything for that. I’m curious if you can explain what was going on there, if there is something else that ISSI is doing for that benefit.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Yes. I think you are referring to the 8-K that was filed this morning. Right?

Richard Shannon - Craig-Hallum Capital Group - Analyst

Yes, maybe it was this morning. Sorry.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Yes, so I can just give you high level. Basically all that’s stated is that we anticipate having to do some restructuring prior to the close of the transaction for Taiwan, and that part of that agreement in us moving forward on some of those changes is removing the 1.5% and replacing it with a 3% breakup fee, and also that the consortium would pay us for some of our cost of that restructuring in the event that the deal did not close. So our perspective, it is better for the shareholders as well and it’s just basically saying that we do have a plan that we intend to move forward with for the Taiwan restructuring.

Richard Shannon - Craig-Hallum Capital Group - Analyst

Okay, I think that’s all the questions from me. Thank you.

Operator

Thank you. And with no additional questions, I would like to go ahead and turn the floor back over to our speakers for any additional or closing remarks.

Scott Howarth - Integrated Silicon Solution, Inc. - President and CEO

Thank you all for joining us today and hope you have a good day.

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APRIL 29, 2015 / 2:00PM, ISSI - Q2 2015 Integrated Silicon Solution Inc Earnings Call

Operator

Thank you. And ladies and gentlemen, again, that does conclude today’s conference. Thank you all again for your participation.

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